Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
Phone:	312-819-9387	Phone:	312-233-7799
Email:	marykay.ladone@hillrom.com	Email:	lorna.williams@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	howard.karesh@hillrom.com

HILLROM ANNOUNCES PLANNED ACQUISITION OF BARDY DIAGNOSTICS, INC.

Hillrom Advances Digital Health Offering With Expansion Into

Attractive Ambulatory Cardiac Monitoring Segment

CHICAGO, January 19, 2021 – Hillrom (NYSE: HRC) today announced it has reached a definitive agreement to acquire Bardy Diagnostics, Inc. (BardyDx), an innovator in digital health and a leading provider of ambulatory cardiac monitoring technologies. Under the terms of the agreement, Hillrom will purchase BardyDx for a cash consideration of $375 million and future potential payments based on the achievement of certain commercial milestones. Hillrom is also acquiring net operating losses valued at more than $20 million that are expected to result in future tax benefits.

“This acquisition provides Hillrom with a highly strategic and differentiated diagnostic cardiology platform aligned with our vision of Advancing Connected Care™, as well as an attractive recurring, high-growth revenue stream and gross margin profile,” said Hillrom President and CEO John Groetelaars. “BardyDx brings a talented team with significant commercial, clinical and scientific expertise, and dedicated independent diagnostic testing facilities. We look forward to welcoming the 230 employees who will join us in our mission of enhancing outcomes for patients and their caregivers.”

The acquisition of BardyDx complements Hillrom’s current cardiology portfolio of cardiac stress exercise, Holter and resting electrocardiography (ECG) devices. BardyDx, with annualized revenue of approximately $30 million, provides a differentiated, wearable bio-sensing technology, the Carnation Ambulatory Monitor (or CAM™ patch), that is engineered for patient-comfort, superior P-wave clarity, exceptional diagnostic yield and superior clinical accuracy.

“We set out to elevate ECG monitoring through an entirely new approach to signal processing, ECG reader training and report analysis tools and format, which allow for precise diagnoses of both common and abstruse arrhythmias,” said Gust H. Bardy, M.D., electrophysiologist, founder and chief medical officer of Bardy Diagnostics. “Our team coupled advanced diagnostics with comfort and ease-of-use for the patient, and simple implementation for clinicians. By joining Hillrom, we will broaden our footprint globally with the goal of providing greater patient value and more confident physician diagnoses.”

The CAM patch is designed to promote patient compliance, streamline clinical workflow, and yield clinically actionable data in a unique and proprietary CAM™ report that enables physicians to identify specific arrhythmias to aid clinical decision-making. The device employs a novel circuit design and uses advanced compression algorithms to process the signal, ensuring P-wave recording and accuracy, a significant attribute for cardiologists and electrophysiologists.

Hillrom’s existing global brand, channel and presence in acute and primary care settings, and capabilities around market access, payor contracting, data security and EMR integration, are expected to drive accelerated adoption of the CAM patch and BardyDx’s related suite of ECG analysis services and tools.

Hillrom intends to finance the acquisition through a combination of cash on hand and borrowings under existing credit facilities, and expects to close the transaction in the fiscal second quarter of 2021, subject to customary closing conditions. Hillrom expects the transaction to be dilutive to fiscal 2021 adjusted earnings by approximately $0.10 per diluted share and does not expect the transaction to have an impact on its previously issued fiscal 2021 financial guidance. The transaction is expected to be dilutive in the first twelve months, increasingly accretive thereafter, and generate 10% return on invested capital by year five. The company will provide additional information on its fiscal first quarter 2021 earnings conference call.

About Bardy Diagnostics, Inc.

Bardy Diagnostics was founded in 2013 by electrophysiologist Gust H. Bardy, M.D. The company’s mission is to improve clinical management and outcomes for patients and their physicians by deploying innovative P-wave-centric ECG detection into patient-friendly technologies that result in greater patient compliance and more confident physician diagnoses. After years of meticulous R&D, BardyDx developed the first continuous-wear, wire-free ambulatory patch monitor that provides unparalleled signal clarity with a focus on the P-wave: the Carnation Ambulatory Monitor, or CAM™ patch. Learn more at BardyDx.com.

About Hillrom

Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by advancing connected care. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through digital and connected care solutions and collaboration tools, including smart bed systems, patient monitoring and diagnostic technologies, respiratory health devices, advanced equipment for the surgical space and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

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